Exhibit 5

August 24, 2006

Winthrop Realty Trust
7 Bulfinch Place
Suite 500
Boston, MA 02114

Ladies and Gentlemen:

        Solely for the purpose of this opinion letter, the undersigned has acted as Ohio counsel to Winthrop Realty Trust (formerly known as First Union Real Estate Equity and Mortgage Investments) (the "Trust"). This opinion letter (the "Opinion") is furnished to you in connection with a Registration Statement on Form S-3 of the Trust to be filed on or about August 24, 2006 and with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), in connection with offering by the Trust of up to 2,500,000 common shares of beneficial interest, par value $1.00 per share (the "Common Shares"). The Registration Statement provides that that Common Shares may be offered to shareholders of the Trust's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

        We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a)   The Amended and Restated Declaration of Trust of the Trust, restated as of December 15, 2005.

          (b)   The By-Laws of the Trust as amended through August 1, 2006.

          (c)   The Registration Statement filed on or about August 24, 2006.

          (d)   The Form of Certificate for Common Shares of Beneficial Interest.

          (e)   The resolutions of the Board of Trustees of the Trust dated as of August 10, 2006 relating to the authorization of the Registration Statement.

          (f)    Certificate of Full Force and Effect for the Trust, dated as of August 21, 2006, issued by the Secretary of State of Ohio.

          (g)   Certificate from an officer of the Trust, dated as of August 21, 2006, as to certain factual matters.

          (h)   Such other documents as we have deemed material to the opinion set forth below.

Based upon such review, we are of the opinion that:

          (1)   The Trust is a business trust organized and validly existing under the laws of the State of Ohio.

          (2)   The Common Shares to be issued and offered pursuant to the Plan have been duly authorized and, when issued and offered pursuant to the Plan and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        We are members of the bar of the State of Ohio and express no opinion as to any laws other than the laws of the State of Ohio as they exist on the date of this Opinion. We bring your attention to that fact that our legal opinions are an expression of professional judgment and are not a guaranty of result.

        We hereby consent to the filing of this Opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

HAHN LOESER & PARKS LLP